[AVANIR PHARMACEUTICALS LOGO]
NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

AVANIR PHARMACEUTICALS REPORTS
FOURTH QUARTER AND FISCAL 2004 YEAR END RESULTS

San Diego, December 14, 2004 — Avanir Pharmaceuticals (AMEX: AVN) today reported a net loss attributable to common shareholders for the fourth quarter of fiscal 2004 of $8.6 million, or $0.09 per share, compared to $7.0 million, or $0.11 per share for the same period in 2003. Contributing to the current period loss are the Company’s expenditures related to ongoing clinical development programs and a $2.7 million non-cash charge for the issuance of common stock to the Ciblex Corporation in connection with the MIF technology. The Company’s operating expenditures were partially offset by revenues from government research grants and license agreements.

Research and development (R&D) expenses for the fourth quarter of fiscal 2004 amounted to $6.7 million, compared to $5.6 million for the same period a year ago. The Company continued to make progress on its clinical research and drug development programs during the fourth fiscal quarter, including the following:

•	Successfully completed a Phase III clinical trial of Neurodex™ for the treatment of PBA in patients with multiple sclerosis;

•	Increased enrollment in an open-label study of Neurodex in the treatment of PBA in a diverse population of patients with neurologic disorders; and

•	Advanced preclinical research on potential treatments for atherosclerosis, inflammation and various infectious diseases.

Revenues for the fourth fiscal quarter ended September 30, 2004 were $632,000, compared to $600,000 for the same period a year ago. Revenues for the current period included $477,000 that the Company recognized from the sale of Abreva® royalty rights to Drug Royalty USA and $154,000 from government research grants and license agreements. Revenues for the same period a year ago included $402,000 from the sale of Abreva royalty rights and $196,000 in government research grants and license agreements.

Fiscal year results

The net loss attributable to common shareholders in fiscal 2004 amounted to $28.2 million, or $0.36 per share, compared to $23.3 million, or $0.39 per share for the same period a year ago. A higher average number of shares of Class A common stock was outstanding in fiscal 2004, compared with fiscal 2003.

Operating expenses for fiscal 2004 amounted to $32.0 million, compared to $25.9 million in fiscal 2003. The 24% increase in operating expenses was primarily due to R&D programs, including clinical development of Neurodex™ and the $2.7 million charge related to the MIF technology. Total R&D expenses in fiscal 2004 amounted to $22.5 million, compared to $18.6 million for the same period a year ago. A breakdown of major R&D spending for fiscal 2004 and fiscal 2003 is as follows:

	R&D Project Expense
	Fiscal 2004		Fiscal 2003
	Amount	Percent	Amount	Percent

	(Mils.)		(Mils.)
Develop Neurodex for the treatment of PBA	$7.4	33%	$5.1	27%
Develop Neurodex for neuropathic pain	1.6	7%	2.1	11%
Develop AVP-13358 as a treatment for allergy and asthma	3.6	16%	4.7	25%
Develop treatment for atherosclerosis	1.3	6%	0.9	5%
Research on regulating the target MIF as a potential treatment for inflammatory diseases	5.1	23%	2.2	12%
Government-funded projects	1.0	4%	0.8	5%
Other projects involving docosanol and infectious diseases	2.5	11%	2.8	15%

Total	$22.5	100%	$18.6	100.0%

Revenues for fiscal 2004 were $3.6 million, compared to $2.4 million in fiscal 2003. Revenues for fiscal 2004 included $1.7 million in revenues that the Company recognized from the sale of Abreva royalty rights, $787,000 from docosanol product sales, and $759,000 in government research grants. Revenues for fiscal 2003 included $1.8 million in revenues that the Company recognized from the sale of Abreva royalty rights and $587,000 from government research grants.

Balance sheet highlights

As of September 30, 2004, Avanir had cash and cash equivalents, short and long-term investments in securities and restricted investments totaling $25.9 million, compared to $17.5 million as of September 30, 2003. Net working capital was $16.7 million, deferred revenue was $21.0 million and shareholders’ equity was $10.2 million as of September 30, 2004. On December 10, 2004, the Company completed the sale of $7.0 million in Class A common stock to an institutional investor at a price of $3.00 per share. The financing transaction is not reflected in the fourth quarter and fiscal year end results for 2004.

Conference call and webcast

Management will host a conference call with simultaneous webcast on December 16th at 1:30 p.m. Pacific/ 4:30 p.m. Eastern to discuss fourth fiscal quarter and fiscal 2004 operating performance. The call/webcast will feature President and Chief Executive Officer Gerald J. Yakatan, Ph.D., and Vice President and Chief Financial Officer Gregory P. Hanson, CMA. To access the live webcast, go to Avanir’s web site at www.avanir.com and follow the instructions to register and/or download any necessary audio software. Replays of the webcast will be available for 90 days and a phone replay will be available through December 23, 2004, by dialing (888) 266-2081 for domestic callers and (703) 925-2533 for international callers and entering the passcode # 615186.

The Company

Avanir Pharmaceuticals is a drug discovery and development company focused on treatments for chronic diseases. Our product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Except for the historical information presented herein, matters discussed in this press release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words like “estimate,” “anticipate,” “believe,” “intend,” “plan,” or “expect” or similar statements are forward-looking statements. In regard to financial projections, risks and uncertainties include risks associated with milestones and royalties earned from license arrangements, and results of clinical trials or product development efforts, as well as risks set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC and from time-to-time in other publicly available information regarding the Company. Copies of such information are available from Avanir upon request. Such publicly available information sets forth many risks and uncertainties related to Avanir’s business and technology. The company disclaims any intent or obligation to update these forward-looking statements.

- Tables to follow -

AVANIR Pharmaceuticals
Summary Financial Information

	Quarters Ended September 30,		Years Ended September 30,
Statement of operations data:	2004	2003	2004	2003
Revenues	$632,481	$599,762	$3,589,317	$2,438,733

Expenses
Research and development	6,652,441	5,562,255	22,481,681	18,558,017
General and administrative	1,713,766	1,259,026	5,868,208	4,736,791
Sales and marketing	954,653	862,387	3,472,052	2,621,320
Cost of sales	—	—	213,192	3,102
Total operating expenses	9,320,860	7,683,668	32,035,133	25,919,230

Loss from operations	(8,688,379)	(7,083,906)	(28,445,816)	(23,480,497)
Interest income	120,598	63,349	290,067	265,874
Other income	7,583	6,882	38,068	26,801
Interest expense	(6,275)	(10,479)	(34,508)	(44,927)

Loss before income taxes	(8,566,473)	(7,024,154)	(28,152,189)	(23,232,749)
Income tax benefit (provision)	(120)	33,167	(2,664)	(3,599)

Net loss	$(8,566,593)	$(6,990,987)	$(28,154,853)	$(23,236,348)

Net loss attributable to common shareholders	$(8,566,593)	$(6,990,987)	$(28,154,853)	$(23,264,293)
Net loss per share
Basic and diluted	$(0.09)	$(0.11)	$(0.36)	$(0.39)

Weighted average number of common shares:
Basic and diluted	94,369,912	64,147,835	77,946,413	59,896,135

	September 30, 2004	September 30, 2003
Balance sheet data:
Cash and cash equivalents	$13,494,083	$12,198,408
Short-term, long-term and restricted investments in securities	12,412,446	5,258,881

Total cash and investments in securities	$25,906,529	$17,457,289
Net working capital	$16,653,621	$10,619,216
Total assets	$37,403,953	$29,645,257
Deferred revenue	$21,009,115	$22,742,641
Notes payable, net of current portion	$703,560	$—
Total liabilities	$27,206,694	$28,608,026
Shareholders’ equity	$10,197,259	$1,037,231

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